Exhibit 10.7

APRICUS BIOSCIENCES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(EFFECTIVE APRIL 5, 2016)

Non-employee members of the board of directors (the “Board”) of Apricus Biosciences, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy. The cash compensation, common stock grants and option grants described in this Non-Employee Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash compensation or equity compensation, unless such Non-Employee Director declines the receipt of such cash compensation or equity compensation by written notice to the Company. This Non-Employee Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Non-Employee Director Compensation Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.
1.    Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual retainer of $40,000 for service on the Board. In addition, a Non-Employee Director serving as:
(a)    chairman of the Board shall be eligible to receive an additional annual retainer of $40,000 for such service;
(b)    chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $15,000 for such service;
(c)     a member (other than the chairman) of the Audit Committee shall be eligible to receive an additional annual retainer of $7,000 for such service;
(d)     chairman of the Compensation Committee shall be eligible to receive an additional annual retainer of $12,000 for such service;
(e)     a member (other than the chairman) of the Compensation Committee shall be eligible to receive an additional annual retainer of $5,000 for such service;
(f)     chairman of the Corporate Governance and Nominating Committee shall be eligible to receive an additional annual retainer of $8,000 for such service; and
(g)     a member (other than the chairman) of the Corporate Governance and Nominating Committee shall be eligible to receive an additional annual retainer of $3,000 for such service.
The annual retainers shall be paid by the Company in quarterly installments as follows: (x) seventy-five percent (75%) of the retainer payable to a Non-Employee Director for a calendar quarter shall be paid in cash within fifteen days following the end of such calendar quarter; and (y) twenty-five percent (25%) of the retainer payable to a Non-Employee Director for a calendar quarter shall be paid in the form of fully vested shares of the Company’s common stock granted automatically on the last day of such calendar quarter pursuant to the Company’s 2012 Stock Long Term Incentive Plan (the “2012 Plan”), with the number of shares of the Company’s common stock to be issued calculated by dividing (1) the amount payable to such Non-Employee Director pursuant to this clause (y) divided by (2) the closing price per share of the

Exhibit 10.7

Company’s common stock on the last day of the calendar quarter to which such payment relates. Notwithstanding the foregoing, the shares to be granted to the Non-Employee Directors pursuant to clause (y) above with respect to the first quarter of 2016 shall be granted on April 5, 2016.
2.    Option Grants. The Non-Employee Directors shall be granted the following option awards. The options described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2012 Plan and shall be granted subject to the execution and delivery of option agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such options and such other terms as may be required by the 2012 Plan.
(a)    Initial Options. Unless otherwise determined by the Board, a person who is initially elected or appointed to the Board, and who is a Non-Employee Director at the time of such initial election or appointment, shall be automatically granted a non-qualified stock option to purchase 60,000 shares of common stock (subject to adjustment as provided in the 2012 Plan) on the date of such initial election or appointment (each, an “Initial Option”).
(b)    Subsequent Options. A person who is a Non-Employee Director as of the first trading day of each calendar year shall be automatically granted a non-qualified stock option to purchase 35,000 shares of common stock (or, in the case of a Non-Employee Director serving as chairman of the Board, a non-qualified stock option to purchase 50,000 shares of common stock) (subject to adjustment as provided in the 2012 Plan) on such date. The option grants described in this clause 2(b) shall be referred to as “Subsequent Options.”

(c)    Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option grant pursuant to clause 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Options as described in clause 2(b) above.
(d)    Terms of Options Granted to Non-Employee Directors
(i)     Exercise Price. The per share exercise price of each option granted to a Non-Employee Director shall equal 100% of the fair market value of a share of common stock on the date the option is granted, as determined under the 2012 Plan.
(ii)    Vesting. Initial Options granted to Non-Employee Directors shall become exercisable over four years, with one-fourth of the shares subject to such Initial Options vesting on the first anniversary of the date of grant and the remaining shares subject to such Initial Options vesting in thirty-six equal monthly installments over the three years thereafter, such that each Initial Option shall be 100% vested on the fourth anniversary of the date of grant, subject to the director’s continuing service on the Board through such dates. Subsequent Options granted to Non-Employee Directors shall become vested in twelve equal monthly installments of one-twelfth of the shares subject to such option on the first day of each calendar month following the date of the Subsequent Option grant, subject to a director’s continuing service on the Board through such dates. Unless otherwise determined by the Board, no portion of an option which is unexercisable at the time of a Non-Employee Director’s termination of membership on the Board shall thereafter become exercisable. All Initial Options and Subsequent Options granted to the Non-Employee Directors shall vest in full immediately prior to the occurrence of a Covered Transaction (as defined in the 2012 Plan).

Exhibit 10.7

(iii)    The term of each option granted to a Non-Employee Director shall be ten years from the date the option is granted.